EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-62890, 333-39171 and 333-87394) and the Registration Statements on Form S-8 (Nos. 333-106196, 333-100793, 333-63804, 333-59163, 333-59157, 333-21997, 33-86634 and 33-94872) pertaining to the 1992 Stock Option Plan and the 1998 Employee Stock Purchase Plan of Lynx Therapeutics, Inc. of our report dated February 7, 2003 (except for Note 18, as to which the date is September 25, 2003), with respect to the consolidated financial statements of Lynx Therapeutics, Inc. included in this Annual Report (Form 10-K), as amended, for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Palo Alto, California
September 29, 2003